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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
  Pacific Crest Capital, Inc.


We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-34257) of Pacific Crest Capital, Inc. (the "Company" and registrant), and PCC Capital I (the co-registrant), on Form S-2 of our report dated February 5, 1997 included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, incorporated by reference in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


September 15, 1997
Los Angeles, California